Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	David E. Gable
Executive Vice President and Chief Financial Officer
davidgable@KEMET.com
864-963-6484

KEMET Reports Preliminary Results of Fiscal Year 2008 and 4th Quarter

•       Net sales for fiscal 2008 were $850 million, up 29% over fiscal 2007

•       Net income for fiscal 2008 before special charges was $19.8 million, or $ 0.24 per share

•       Net sales for the 4th quarter were $241.2 million, up 5% over the previous quarter

Greenville, South Carolina (May 13, 2008) - KEMET Corporation (NYSE:KEM) today reported preliminary results for fiscal year 2008 and the fourth quarter ended March 31, 2008.  Net sales for the quarter ended March 31, 2008, were $241.2 million, which is a 53.5% increase over the same quarter last year and 5.5% higher than the prior quarter. Net loss before special charges was $(2.0) million, or $(0.02) per share, compared to net income before special charges last quarter of $3.9 million, or $0.05 per share, and net income before special charges of $8.3 million, or $0.10 per share, for the same quarter last year.  On a GAAP basis, net loss was $(20.7) million, or $(0.25) per share for the current quarter, compared to net loss of $(8.2) million for the prior quarter and net income of $0.1 million for the same quarter last year.  KEMET reports results before special charges because the results offer an alternative depiction of normal operations.  Comparisons to prior periods are as follows:

	Fiscal Quarters Ended			Fiscal Years Ended
	Mar 2008	Dec 2007	Mar 2007	Mar 2008	Mar 2007
	(In Millions, Except Per Share Data)

Net sales	$241.2	$228.7	$157.1	$850.1	$658.7

Before special charges (non-GAAP)
Net income (loss)	$(2.0)	$3.9	$8.3	$19.8	$42.7
Net income (loss) per basic and diluted share	(0.02)	0.05	0.10	0.24	0.50

After special charges (GAAP)
Net income (loss)	$(20.7)	$(8.2)	$0.1	$(17.8)	$6.9
Net income (loss) per basic and diluted share	(0.25)	(0.10)	—	(0.21)	0.08

“Fiscal 2008 revenue grew 29% over fiscal 2007 as a result of our acquisition strategy and growth in our core business,” stated Per Loof, Chief Executive Officer.  “Revenue in the March 2008 quarter was up 5% over the December 2007 quarter. Increased shipments, particularly to the U.S. and European markets, were the drivers behind our improved revenue performance.  Book to bill was positive and end market demand was relatively strong in the quarter, particularly in the European automotive and U.S. and European industrial markets.  We are now approaching our sales objective of $1 billion annually, as presented in our plan three years ago; however, the bottom-line is not where it needs to be.”

“Consistent with others in the industry, we are experiencing margin pressures as the macro-economic environment continues to be challenging.  Raw material price increases and higher fuel costs put additional strains on margins.  To address margin pressure, we initiated a number of cost reduction initiatives during the quarter.  We are confident of an improvement to our operating performance as a result of these initiatives.  Our Arcotronics business experienced unanticipated work stoppages in connection with labor strikes in Italy.  This delayed our integration efforts, and resulted in a negative impact on margins.  However, I am pleased to report that we have now come to an agreement with the unions that will allow us to move forward quickly with our integration activities and the movement of production to lower cost regions. These planned moves and consolidations will commence in the near future.”

 “We continue to be very pleased with our integration efforts at Evox Rifa, which turned in above target performance for the entire fiscal year. Because Arcotronics has taken longer to integrate, we have not been able to achieve the benefits of the planned synergies between Arcotronics and Evox Rifa as quickly as projected. With the labor and union issues concerning the Arcotronics integration finally behind us, our current focus is now on cutting costs and achieving the planned synergies.”

 “We believe we have addressed the challenges presented during this quarter effectively, and will be relentless in our focus to improve the future operating performance of KEMET.”

KEMET’s common stock is listed on the New York Stock Exchange under the symbol KEM. At the Investor Relations section of our web site at http://www.KEMET.com/IR, users may subscribe to KEMET news releases and find additional information about our Company.

OUR BUSINESS

The following statements are based on current expectations. These statements may contain forward-looking information, and consequently actual results may differ materially. Current global economic conditions make it particularly difficult at present to predict product demand and other related matters.  In addition, as part of our normal year-end review, we are engaged in an analysis of our business in order to determine whether any impairment charges should be taken.  This analysis is ongoing and not yet completed.

•      Net sales for the March 2008 quarter were $106.8 million for the Tantalum Business Group, $57.9 million for the Ceramic Business Group and $76.5 million for the Film and Electrolytic Business Group.

•      By region, 25.7% of net sales for the March 2008 quarter were to customers in the Americas, 32.7% were to customers in Asia Pacific and 41.6% were to customers in Europe.

•      By channel, 48.1% of net sales for the March 2008 quarter were to distribution customers, 36.4% were to Original Equipment Manufacturing (“OEM”) customers and 15.5% were to Electronics Manufacturing Services (“EMS”) customers. Average selling prices for the March 2008 quarter, adjusted for changes in product mix, were basically flat over the prior quarter.

•      Cash and cash equivalents decreased $45.9 million to $93.7 million during the quarter ended March 31, 2008, from $139.6 million at December 31, 2007. The decrease was primarily due to $18.2 million used to repurchase 3.7 million outstanding shares of KEMET’s common stock, approximately $15.8 million for restructuring and severance payments and $9.1 million for capital expenditures.

•      During the March 2008 quarter, inventories increased $22.2 million to $244.2 million from $222.0 million at December 31, 2007. Raw materials and supplies increased $9.3 million in the March 2008 quarter, and work in process and finished goods increased $12.9 million.

	Fiscal Quarters Ended				Fiscal Years Ended
	Mar 2008	Dec 2007	Sep 2007	Jun 2007	Mar 2008	Mar 2007	Mar 2006
	(In Millions)
Raw materials and supplies	$98.7	$89.4	$73.0	$76.5	$98.7	$54.6	$45.7
Work in process and finished goods	145.5	132.6	98.2	107.6	145.5	99.3	79.4
Total inventory	$244.2	$222.0	$171.2	$184.1	$244.2	$153.9	$125.1

•     Capital expenditures for the March 2008 quarter were $9.1 million.  Depreciation and amortization expense in the quarter was $11.1 million. We anticipate capital expenditures to be within a range of $40 to $45 million for fiscal year 2009.

	Fiscal Quarters Ended				Fiscal Years Ended
	Mar 2008	Dec 2007	Sep 2007	Jun 2007	Mar 2008	Mar 2007	Mar 2006
	(In Millions)
Capital expenditures	$9.1	$11.6	$15.8	$9.1	$45.6	$28.7	$22.8

•      Operating expenses for the March 2008 quarter increased $2.1 million to $38.8 million primarily due to increased integration costs associated with our recent acquisitions and the inclusion of a full quarter of Arcotronics’ operating expense compared to a partial December 2007 quarter.

	Fiscal Quarters Ended				Fiscal Years Ended
	Mar 2008	Dec 2007	Sep 2007	Jun 2007	Mar 2008	Mar 2007	Mar 2006
	(In Millions)
Selling, general & administrative	$29.0	$28.1	$20.2	$21.8	$99.0	$89.4	$49.7
Research and development	$9.8	8.6	8.2	9.1	35.7	33.4	26.0

•      Special charges for the quarter were primarily related to manufacturing moves to low-cost regions of Mexico and China, and a global reduction in workforce, both of which are designed to reduce our costs and further capitalize on Lean Manufacturing initiatives.

Summary of special charges:

	Fourth Quarter	Fiscal Year
	Ended	Ended
	March 31, 2008	March 31, 2008
	(In Millions)

Manufacturing relocations	$3.0	$8.2
Reduction in workforce	11.0	17.1
Impairment charge	2.0	4.2
Total restructuring and impairment charges	16.0	29.5

Other non-cash income tax expense	—	2.8
Other non-cash acquisition expense	0.9	0.9	(inlcluded in Cost of sales)
Business acquisition integration costs	1.8	4.4	(included in SG&A)
Total special charges	$18.7	$37.6

QUIET PERIOD

Beginning July 1, 2008, we will observe a quiet period during which the information provided in this news release and our annual report on Form 10-K will no longer constitute our current expectations. During the quiet period, this information should be considered to be historical, applying prior to the quiet period only and not subject to update by management. The quiet period will extend until the day when our next quarterly earnings release is published.

This release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We intend that these forward-looking statements be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals, and objectives. Our actual results may differ materially from these statements. These risks, trends, and uncertainties, which in some instances are beyond our control, include: risks associated with the cyclical nature of the electronics industry, the requirement to continue to reduce the cost of our products, the competitiveness of our industry, cost increases of our raw materials, the location of several of our plants in international locations, and the possible loss of key employees. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

KEMET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Per Share Data)

Unaudited

	Fiscal Quarters Ended		Fiscal Years Ended
	March 31,		March 31,
	2008	2007	2008	2007

Summary of Operations:
Net sales	$241,178	$157,078	$850,120	$658,714
Cost of sales	202,280	124,744	693,795	517,443
Selling, general and administrative expenses	28,970	23,077	99,048	89,450
Research and development	9,813	9,418	35,699	33,385
Restructuring and impairment charges	16,057	2,658	29,559	12,572

Operating income (loss)	(15,942)	(2,819)	(7,981)	5,864

Interest expense	5,302	2,110	14,074	7,174
Interest income	(1,030)	(2,361)	(6,061)	(6,283)
Other (income) expense, net	(1,570)	(1,665)	(4,412)	(2,487)
Income (loss) before income taxes	(18,644)	(903)	(11,582)	7,460
Income tax expense (benefit)	2,056	(1,031)	6,226	563
Net income (loss)	$(20,700)	$128	$(17,808)	$6,897

Net Income (Loss) Per Share Data:
Net income (loss) per share:
Basic	$(0.25)	$—	$(0.21)	$0.08
Diluted	(0.25)	—	(0.21)	0.08

KEMET CORPORATION AND SUBSIDIARIES

CONSOLIDATED  BALANCE SHEETS

(Dollars in Thousands)

Unaudited

	March 31, 2008	March 31, 2007
ASSETS

Cash and cash equivalents	$93,749	$212,202
Accounts receivable, net	192,348	108,830
Inventories	244,208	153,868
Deferred income taxes	4,085	5,181
Other current assets	9,142	6,816
Total current assets	543,532	486,897
Property, plant and equipment, net	476,248	349,174
Assets held for sale	4,638	3,647
Long-term investments in marketable securities	—	45,767
Goodwill	177,896	36,552
Intangible assets, net	35,786	14,260
Other assets	11,125	7,229

Total assets	$1,249,225	$943,526

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$101,387	$20,000
Accounts payable	132,374	70,799
Accrued expenses	59,625	49,777
Income taxes payable	3,029	7,225
Total current liabilities	296,415	147,801
Long-term debt	311,294	238,744
Other non-current obligations	80,130	19,587
Deferred income taxes	18,927	1,636

Common stock	882	882
Additional paid-in capital	323,359	321,059
Retained earnings	213,965	228,118
Accumulated other comprehensive income	65,447	30,418
Treasury stock, at cost	(61,194)	(44,719)
Total stockholders’ equity	542,459	535,758

Total liabilities and stockholders’ equity	$1,249,225	$943,526